Exhibit 99.0

400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 201-930-3300	N E W S R E L E A S E

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com

Barr Reports Fiscal 2004 GAAP Earnings of $1.15 Per Share and Fourth Quarter GAAP Earnings of $0.13 Per Share
 Driven By Record Revenues and Net of Special Charges, Fiscal 2004 Earnings Were $2.17 Per Share and Fourth Quarter Earnings Were $0.59 Per Share

Woodcliff Lake, New Jersey, August 5, 2004... Barr Pharmaceuticals, Inc. (NYSE-BRL) today reported net earnings of $123.1 million, or $1.15 per fully diluted share, on record revenues of $1.3 billion for the fiscal year ended June 30, 2004. The current year results compare with prior year net earnings of $167.6 million, or $1.62 per fully diluted share, on total revenues of $902.9 million. Adjusted net earnings for fiscal 2004 were $231.3 million, or $2.17 per share, compared to adjusted net earnings of $181.2 million, or $1.75 per share, for the prior year, in each case excluding unusual or infrequent charges, as discussed under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release.

For the fourth quarter ended June 30, 2004, the Company recorded net earnings of $14.4 million, or $0.13 per fully diluted share, on revenues of $303.2 million. In the fourth quarter of fiscal 2003, the Company recorded net earnings of $37.1 million, or $0.35 per fully diluted share, on revenues of $301.5 million. Adjusted net earnings for the fourth quarter of fiscal 2004 were $62.9 million, or $0.59 per share, excluding after tax charges of $0.41 per share resulting from a $68.2 million award in the Solvay arbitration and $0.05 resulting from a $8.5 million expense associated with the settlement of the Company’s patent litigation with Galen. Adjusted net earnings in the fourth quarter of 2004 increased from adjusted net earnings of $50.7 million, or $0.48 per share, in the fourth quarter of fiscal 2003. The adjustments impacting the fourth quarters of fiscal 2003 and 2004 are discussed further under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release.

“Record revenues in fiscal 2004 were driven by double-digit growth in generic product sales, a record $146 million in sales of proprietary products and full year sales of our distributed ciprofloxacin product,” said Bruce L. Downey, Barr’s Chairman and CEO. “Generic product sales growth resulted primarily from new product launches, particularly the introduction of six new oral contraceptives, including our Tri-Sprintec® product, as well as contributions from new non-oral contraceptive products. Our proprietary product growth reflected sales of our SEASONALE® extended-cycle oral contraceptive, higher sales of Cenestin®, and the contribution of Loestrin® and Plan B®, proprietary products that were acquired during the year.

“Our investment in R&D reached new highs during the fiscal year. We believe that this continued commitment to R&D, combined with our strategic focus on unique generic and proprietary products and on female healthcare, positions us well for future success,” Downey added.

Revenues
Product Sales Overview
Total product sales increased to $1.3 billion in fiscal 2004 up 45% from $895 million in fiscal 2003. For the fourth quarter of fiscal 2004, product sales were $301 million, up slightly from $299 million for the prior year period.

Ciprofloxacin Sales
Sales of the Company’s distributed Ciprofloxacin product, an antibiotic that the Company began distributing on June 9, 2003, were $385 million for fiscal 2004, as compared to $111 million for fiscal 2003, and were $40 million for the fourth quarter of fiscal 2004, as compared to $111 million for the prior year period. The pediatric exclusivity of the Company’s supplier expired on June 9, 2004 and several other generic competitors launched competing versions of Ciprofloxacin on that day.

Generic Product Sales
Sales of the Company’s generic products increased 25% to $765 million for fiscal 2004, compared to $613 million for fiscal 2003, driven primarily by higher sales of generic oral contraceptives. For the fourth quarter, generic product sales were $217 million, up from $172 million in the prior year period.

Oral Contraceptives
Sales of generic oral contraceptives increased 47% to $404 million for fiscal 2004, up from $274 million for the prior year. For the fourth quarter of fiscal 2004, generic oral contraceptives climbed 48% to $115 million, up from $78 million for the prior year period. Contributing to the increase in generic oral contraceptive sales for the quarter and for the fiscal year were sales of the six generic oral contraceptive products that the Company launched in fiscal 2004, led by the Tri-Sprintec® oral contraceptive that was launched in December 2003 and increased sales of in-line oral contraceptive products. The Company’s portfolio of generic oral contraceptive products totaled 19 at fiscal year-end.

Other Generic Products
Sales from new products launched in fiscal 2004, including mirtazapine, the generic version of Akzo Nobel and Organon, Inc.’s Remeron SolTab®, helped drive a 7% increase in non-oral contraceptive sales which grew to $361 million in fiscal 2004 from $339 million in fiscal 2003. Sales of non-oral contraceptive products rose 8% to $102 million in the current quarter from $94 million in the prior year period.

Proprietary Product Sales
Sales of the Company’s proprietary products increased 153% to $146 million for fiscal 2004, compared to $58 million for the prior year. For the fourth quarter of fiscal 2004, proprietary product sales were $44 million, compared to $16 million in the prior year period.

The increase in sales for the fiscal year and quarter was driven by sales of our SEASONALE® extended cycle oral contraceptive that we launched in November 2003, along with contributions from products acquired during the year, including Loestrin®/Loestrin® Fe, and the Plan B® emergency contraceptive. Further contributing to both the quarterly and full year increase were higher sales of Cenestin®, which totaled $47 million in fiscal 2004, and sales attributable to the products we acquired from Wyeth at the end of fiscal 2003. Sales of the Company’s SEASONALE® product were $25 million for the fiscal year and $7 million for the fourth quarter.

Margins
The gross profit margins earned on product sales for fiscal 2004 were 51%, compared to 53% in the prior fiscal year. For the quarter ended June 30, 2004, margins were 61%, compared to 46% in the prior year period. The decline in margins in the year ended June 30, 2004 was primarily due to the relatively higher percentage of Ciprofloxacin product sales, which as both a distributed product and a product subject to a profit split with a partner, carries a lower margin than the Company’s manufactured products. In contrast, margins grew in the fourth quarter compared to the same period in the prior year due to relatively higher percentages of higher margin proprietary products, higher margin generic products and a significant reduction in sales of Ciprofloxacin in the fourth quarter.

Research and Development
Investment in research and development, including $46 million of acquired-in-process R&D, totaled $169 million in fiscal 2004, as compared to $91 million in the prior year. For the fourth quarter of fiscal 2004, R&D expenses totaled $24 million, compared to $26 million in the prior year period. Excluding the special charges detailed under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release, R&D expenses for the year were $101 million, compared to $87 million in fiscal 2003. For the fourth quarter of fiscal 2004, R&D expenses were $24 million, compared to $23 million in the prior year period.

Excluding the special charges, the increase in R&D for the year reflected higher third party development agreement costs, higher costs associated with generic and proprietary product development and increased headcount and related costs associated with other proprietary development activities.

Selling, General and Administrative
SG&A expenses were $315 million for fiscal 2004, up significantly from $161 million in the prior year. For the fourth quarter of fiscal 2004, SG&A expenses were $138 million compared to $62 million in the prior year period. Excluding the special charges detailed under “Reconciliation of Adjusted Earnings to GAAP Earnings” at the end of this release, SG&A in fiscal 2004 increased 55% to $218 million, compared to $141 million for fiscal 2003, while SG&A in the fourth quarter of fiscal 2004 totaled $62 million, compared to $42 million in the prior year period.

Excluding the special charges, the increase in SG&A for both the quarter and the year primarily reflects increased marketing and promotional costs for the SEASONALE® extended cycle oral contraceptive; higher costs associated with the expansion of the Company’s Female Healthcare Sales Force from 132 to 250 sales representatives; higher legal costs, primarily related to patent challenge and product liability matters; and higher information technology and related consulting costs associated with the implementation of the Company’s new enterprise resource planning system.

Tax Rate
The Company’s tax rate for fiscal 2004 was approximately 36.7% compared to 36.2% for fiscal 2003. For the quarter ended June 30, 2004, the Company’s effective tax rate was 36.7% compared to 34.4% in the prior year period.

The tax rate for both the year and the quarter ended June 30, 2004 was higher as compared to the same periods in the prior year. The prior year periods were favorably impacted by the reversal of the valuation allowance related to certain Duramed pre-acquisition net operating losses and the recognition of a deferred tax asset resulting from the identification of additional deductible state net operating losses incurred in prior years by Duramed.

Balance Sheet
The Company’s cash and cash equivalents totaled $420 million at June 30, 2004, up from $367 million at the end of last year. Investments in short and long-term marketable securities grew to $122 million as of June 30, 2004, compared to $47 million as of June 30, 2003. Cash flows from operations totaled $258 million for fiscal 2004.

Financial Outlook
The Company estimates diluted earnings per share will be approximately $2.35 to $2.45 for the fiscal year ending June 30, 2005. Guidance for fiscal year does not include potential costs and revenues associated with any additional business development activities or litigation settlements that may be completed by June 30, 2005. In addition, the guidance for the fiscal year does not include any potential impact resulting from the stock repurchase program announced today by the Company.

Conference Call/Webcast
Barr will host a conference call at 8:30 AM Eastern time on Thursday, August 5th to discuss the earnings results for the quarter and full year ended June 30, 2004. The number to call from within the United States is (877) 209-9922 and persons outside the United States should call (612) 332-0718. A replay of the conference call will be available from 12 Noon Eastern time on August 5th through 11:59 PM Eastern time August 7th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 739264.

The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Forward-Looking Statements
This press release contains a number of forward-looking statements. To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; the success of our product development activities; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; the availability of any product we purchase and sell as a distributor; our mix of product sales between manufactured products, which typically have higher margins, and distributed products, which typically have lower margins, during any given period; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing new enterprise resource planning systems; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission.

[EDITOR’S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire’s News On-Call fax service. For a menu of Barr’s previous releases, or to receive a specific release via fax call: 800-758-5804 — ext. 089750. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Professional Services Department at 1-800-Barr Lab. Barr Laboratories, Inc. is the exclusive licensee of SEASONALE®, a registered trademark. Cenestin® is a registered trademark of Duramed Pharmaceuticals, Inc. TriSprintec® is a registered trademark of Barr Laboratories, Inc. Plan B® is a registered trademark of Women’s Capital Corporation. All other trademarks referenced herein are the property of their respective owners.]

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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2004			2004
	(unaudited)	2003		(unaudited)	2003
Revenues:
Product sales	$301,380	$299,499		$1,296,709	$894,888
Development and other revenue	1,788	1,979		12,379	7,976

Total revenues	303,168	301,478		1,309,088	902,864
Costs and expenses:
Cost of sales	118,834	163,126		632,745	424,099
Selling, general and administrative	138,460	62,374		314,500	160,978
Research and development	24,217	26,497		168,995	91,207

Earnings from operations	21,657	49,481		192,848	226,580
Proceeds from patent challenge settlement	—	5,708		—	31,396
Interest income	1,576	1,613		5,768	6,341
Interest expense	611	183		2,643	1,474
Other income (expense)	45	(69)		(1,533)	(128)

Earnings before income taxes	22,667	56,550		194,440	262,715
Income tax expense	8,307	19,462		71,337	95,149

Net earnings	$14,360	$37,088		$123,103	$167,566

Earnings per common share — diluted:
Net earnings	$0.13	$0.35	(a)	$1.15	$1.62	(a)
Weighted average shares — assuming dilution	107,390	104,781	(a)	106,661	103,592	(a)

(a) All earnings per share and weighted average share information for the three and twelve months ended June 30, 2003 reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed on March 16, 2004 to shareholders of record

	As of	As of
	June 30, 2004	June 30, 2003
Cash & cash equivalents	$419,878	$367,142
Marketable securities	121,519	46,737
Accounts receivable	153,890	221,652
Other receivables	60,848	31,136
Inventory	150,252	163,926
Accounts payable	61,089	188,852
Working capital	670,601	582,183
Total assets	1,333,269	1,180,937
Total debt	40,802	42,537
Shareholders’ equity	1,042,046	867,995

	Twelve Months Ended
	June 30,
	2004	2003
Cash flow provided by operations	$258,099	$160,328
Capital expenditures	46,907	80,617

For the dollar amounts and nature of the charges and adjustments set forth in the table below, please see the narrative section titled “Reconciliation of Adjusted Earnings to GAAP Earnings” that follows the table.

Barr Pharmaceuticals, Inc.
Reconciliation of GAAP EPS to Adjusted EPS
For the three and twelve months ended June 30, 2004 and 2003
(unaudited)

	Three Months Ended
	June 30,
	2004	2003
Earnings per common share — assuming dilution	$0.13	$0.35
After tax effect of:
Solvay Arbitration award	0.41	—
Galen patent settlement costs	0.05	—
Legal costs associated with Wyeth settlement	—	0.12
In-process research and development acquired from Wyeth	—	0.02
Tax adjustment	—	(0.01)

Earnings per common share — assuming dilution, net of charges	$0.59	$0.48

	Twelve Months Ended
	June 30,
	2004	2003
Earnings per common share — assuming dilution	$1.15	$1.62
After tax effect of:
Solvay Arbitration award	0.41	—
Galen patent settlement costs	0.05	—
In-process research and development acquired from Endeavor	0.21	—
Write-off of intangible asset	0.13	—
Emergency contraception acquisition charges	0.12	—
Provision for losses on loans to Natural Biologics	0.10	—
Legal costs associated with Wyeth settlement	—	0.12
In-process research and development acquired from Wyeth	—	0.02
Tax adjustment	—	(0.01)

Earnings per common share — assuming dilution, net of charges	$2.17	$1.75

Reconciliation of Adjusted Earnings to GAAP Earnings
In calculating adjusted net earnings, the Company utilizes a non-GAAP financial measure of net earnings that excludes, as applicable, the write-off of in-process research and development, restructuring charges, acquisition-related expenses, and other unusual charges or benefits.

For the quarter ended June 30, 2004, these excluded charges consist of the following:

Selling, General & Administrative

•	an after-tax charge of $0.41 per fully diluted share resulting from the $68.2 million award rendered in favor of Solvay Pharmaceuticals, Inc. by the arbitration panel adjudicating the claim by Solvay that the Company’s wholly owned subsidiary, Duramed Pharmaceuticals, Inc., did not properly terminate its contract with Solvay regarding the joint promotion of Duramed’s Cenestin® Tablets; and

•	an after-tax charge of $0.05 per fully diluted share resulting from a charge of $8.5 million related to the settlement of patent challenge litigation between Galen Holdings PLC and the Company regarding Galen’s Estrostep® oral contraceptive and femhrt® hormone therapy products.

In addition to the above charges recorded during the fourth quarter, fiscal 2004 results also excluded the following charges:

Research & Development

•	an after-tax charge of $0.21 per fully diluted share taken in the quarter ended December 31, 2003 resulting from a $35.6 million write-off of in-process research and development acquired from Endeavor Pharmaceuticals, Inc.

•	an after-tax charge of $0.13 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $22.3 million write-off associated with acquiring from Schering AG the worldwide rights to the oxybutynin transvaginal ring product for urinary incontinence that is currently in development;

•	combined after-tax charges of $0.12 per fully diluted share taken in the quarter ended March 31, 2004 resulting from the $10.3 million in-process research and development charge associated with the emergency contraception acquisition from Women’s Capital Corporation, and from the $4.2 million acquisition of certain emergency contraception assets from Gynetics, Inc., which was recorded in Selling, General and Administrative.

Selling, General & Administrative

•	an after-tax charge of $0.10 per fully diluted share taken in the quarter ended September 30, 2003 related to the establishment of a $15.7 million reserve against the amount of principal and accrued interest owed to Barr by Natural Biologics, LLC.

For the fiscal year ended June 30, 2003, these excluded charges occurred only in the fourth quarter and consisted of:

Selling, General & Administrative

•	an after-tax charge of $0.12 per fully diluted share for a $20 million special legal fee paid in connection with the settlement of our litigation with Wyeth.

Research & Development

•	an after-tax charge of $0.02 recognized from a $3.9 million write-off of in-process research and development associated with the acquisition of a development stage product from Wyeth in June 2003.

Income Taxes

•	an after tax benefit of $0.01 per fully diluted share arising from the reversal of a $1.5 million valuation allowance related to pre-acquisition net operating losses of Duramed, which Barr acquired in October 2001.

When disclosing financial information, Barr provides all information required in accordance with GAAP, but believes that evaluating its results may be difficult if limited to reviewing only GAAP financial measures. Barr’s management does not itself, nor does it suggest that investors should, consider such adjusted financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Barr presents such adjusted financial measures in reporting its financial results to provide investors with an additional tool to evaluate Barr’s results. Barr’s management believes it is useful for itself and investors to review both GAAP information that includes the charges mentioned above and the adjusted measure of earnings per share that excludes such charges in order to better understand Barr’s business.